UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2016

STEEL PARTNERS HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35493	13-3727655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders.

On May 26, 2016, Steel Partners Holdings L.P. (the “Company”) held its Annual Meeting of Limited Partners (the “Annual Meeting”). A total of 26,656,439 limited partnership units of the Company were entitled to vote as of March 28, 2016, the record date for the Annual Meeting. There were 21,156,314 units present in person or by proxy at the Annual Meeting, representing approximately 79.37% of the units entitled to vote. At the Annual Meeting unitholders were asked to vote on four proposals; set forth below are the matters acted upon by the unitholders at the Annual Meeting, and the final voting results of each such proposal.

Proposal 1

The unitholders elected each of the five independent director nominees to the Board of Directors of the Company’s general partner, Steel Partners Holdings GP Inc., until the limited partners’ annual meeting in 2017 and until their successors are duly elected and qualified.

Nominee	For	Against	Withheld	Broker Non-Votes
Anthony Bergamo	17,570,381	111,544	875,045	2,599,344
John P. McNiff	17,605,075	76,850	875,045	2,599,344
Joseph L. Mullen	17,647,194	34,731	875,045	2,599,344
General Richard I. Neal	17,677,874	4,051	875,045	2,599,344
Allan R. Tessler	17,648,769	3,851	904,350	2,599,344

Proposal 2

The unitholders approved, on an advisory basis, the compensation of the Company’s named executive officers.

For	17,136,292
Against	240,858
Abstain	1,179,820
Broker Non-Votes	2,599,344

Proposal 3

The unitholders ratified the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.

For	20,279,175
Against	2,094
Abstain	875,045

 Proposal 4

The unitholders approved, by a majority of the voting power of the outstanding units entitled to vote (excluding units held by the Company or its subsidiaries), the adoption of the Sixth Amended and Restated Agreement of Limited Partnership to add a provision designed to protect the tax benefits of the net operating loss carryforwards of our subsidiaries and portfolio companies.

For	17,651,120
Against	30,705
Abstain	875,145
Broker Non-Votes	2,599,344

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 31, 2016	STEEL PARTNERS HOLDINGS L.P.

	By:	Steel Partners Holdings GP Inc.
Its General Partner

	By:	/s/ Douglas B. Woodworth
Douglas B. Woodworth
Chief Financial Officer